SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

May 21, 2003
Date of Report (date of earliest event reported)

Smartire Systems Inc.
(Exact Name of Registrant as Specified in its Charter)

Yukon	0-24209	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

#150 - 13151 Vanier Place, Richmond, British Columbia V6V 2J1
(Address of principal executive offices)

604 276-9884
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

Reference is made to the press release of the registrant, issued and disseminated on May 21, 2003 announcing that SmarTire Systems Inc. has signed a second Extension and Settlement Agreement with TRW Automotive. Under this Agreement, TRW agrees to extend the settlement date of SmarTire's outstanding Promissory Note until September 1st, 2003 and to accept, as full and final payment of the Promissory Note, the current principal balance of US$850,000.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1 Press release issued by the Registrant on May 21, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTIRE SYSTEMS INC.

By /s/ Jeff Finkelstein
Jeff Finkelstein, C.A.
Chief Financial Officer

Dated: May 21, 2002

NEWS RELEASE - May 21, 2003
Email: investor_relations@smartire.com
Contact: Susan Mader
1.800.982.2001

SmarTire Signs Second Extension and Settlement Agreement with TRW
SmarTire's final payment of Promissory Note extended until September 1, 2003

RICHMOND, BRITISH COLUMBIA, CANADA - May 21, 2003 - SmarTire Systems Inc. (Nasdaq: SMTR) today announced that it has signed a second Extension and Settlement Agreement with TRW Automotive. Under this Agreement, TRW agrees to extend the settlement date of SmarTire's outstanding Promissory Note until September 1st, 2003 and to accept, as full and final payment of the Promissory Note, the current principal balance of US$850,000.

SmarTire's right and royalty free access to TRW patents granted under the License Agreement dated August 31, 2001 is not affected, contingent upon TRW receiving the full settlement amount on or before September 1, 2003. As partial settlement of the Promissory Note, SmarTire agrees to pay TRW $280,000 from the proceeds of the $2.8 million financing announced by SmarTire on May 19th, 2003.

Formerly strategic partners, SmarTire and TRW ended their partnership with the signing of a Termination Agreement dated August 31, 2001. Pursuant to this agreement, SmarTire issued TRW a Secured Promissory Note for the payment of $2,800,000. On this same date, SmarTire and TRW entered into a License Agreement whereby TRW granted SmarTire a perpetual, royalty-free, non-exclusive, worldwide right to use certain TRW patented technologies.

Incorporated in 1987, SmarTire is a public company with offices in North America and the United Kingdom. Additional information can be found at www.smartire.com.

/s/ Robert Rudman
Robert Rudman, C.A.
President and Chief Executive Officer